Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Turn Therapeutics Inc. of our report dated March 31, 2026 (which includes an explanatory paragraph relating to Turn Therapeutics Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of the Turn Therapeutics Inc. appearing in the entity’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

November 8, 2026